Exhibit 99.26(n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of

Securian Life Insurance Company and

Policy Owners of Securian Life Variable Universal Life Account:

We Consent to the use of our report dated March 5, 2012, with respect to the consolidated financial statements and supplementary schedules of Securian Life Insurance Company and subsidiaries (the Company) and our report dated March 30, 2012 on the financial statements of Securian Life Variable Universal Life Account included herein.

/s/ KPMG LLP

Minneapolis, MN

April 26, 2012